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                                                                   EXHIBIT 10.21

                                ROYALTY AGREEMENT

             THIS ROYALTY AGREEMENT made this 15th day of October, 1998 by and between Genomic Solutions, Inc., a Delaware corporation ("GSI") with a principal place of business at 4355 Varsity Drive, Ann Arbor, Michigan 48108, and Millipore Corporation, a Massachusetts corporation ("Millipore") with a principal place of business at 80 Ashby Road, Bedford, MA 01730.

             WHEREAS, simultaneously with the execution of this Agreement, GSI is purchasing the assets of the Electrophoresis Business (the "Business") of ESA, Inc. (the "Seller") including, without limitation, all rights of the licensee under that certain license agreement, dated September 15, 1987, as amended (the "PDI License Agreement"), between Millipore and Protein Databases Inc.;

             WHEREAS, the Seller entered into a Royalty Agreement, dated July 31, 1996, with Millipore (the "'96 Royalty Agreement"), pursuant to which Seller agreed to pay Millipore royalties on the sale of Products (as defined below);

              WHEREAS, GSI has required as a condition to such purchase, that the Seller obtain the consent of Millipore; and

             WHEREAS, Millipore wishes to obtain the royalty described herein and has required as a condition to giving its consent to such sale that GSI enter into this Royalty Agreement with Millipore;

               NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, GSI and Millipore agree as follows:

                 1. GSI shall pay to Millipore a royalty in an amount equal to two percent (2%) of Net Sales Revenues (as hereinafter defined) received by GSI up to a maximum aggregate amount of royalties paid to Millipore hereunder of $950,000.

             2. As used herein, the following terms shall have the following meaning:

                 (a) "Net Sales Revenues" shall mean amounts paid to GSI or its
             Affiliates for the sale of Products less (i) freight, shipping and handling; (ii) packaging; (iii) sales, use or other taxes or charges and import or export duties; (iv) cash or other trade discounts or allowances, including volume discounts; and (v) amounts paid or credited with respect to returns or allowances, whether related to defective or non-conforming goods or otherwise;
             (vi) commissions to third parties which are not Affiliates of GSI; and (vii) intercompany sales between GSI and its Affiliates. In no event shall Net Sales Revenue include any amount attributable to any part of any equipment, product or system, which part is not a Product.

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                    (b) "Products" shall mean all products that: (1) were
               designed or manufactured by the Seller's predecessor, Oxford GlykoSystems, Inc., in its conduct of its Electrophoresis Business; (ii) were designed or manufactured by the Seller using any of the technology transferred by Millipore to the said Oxford GlykoSystems, Inc. in February, 1995 (the "Millipore Technology"); or (iii) are hereafter designed or manufactured by GSI using the Millipore Technology.

                    (c) "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person only if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person.

                    (d) "Person" shall mean any individual, corporation,
               partnership or other entity.

          3. Royalty payments due to Millipore shall accrue to Millipore in the calendar quarter in which GSI receives payment of relevant Net Sales Revenues and shall be payable to Millipore within forty-five (45) days after the end of such quarter. At the time of making each royalty payment, GSI shall provide Millipore a written report describing sales in the quarter and the method of calculation of the royalties.

          4. GSI shall keep accurate records of the Products sold by it which generate Net Sales Revenues. Upon written request by Millipore received by GSI at least three business days prior to the proposed date of inspection and made not more than once per calendar year, GSI shall make such records available for inspection by Millipore at GSI's principal place of business during normal business hours and on a confidential basis. As a condition to any such inspection, Millipore and each of its representatives participating in the inspection shall execute and deliver to GSI prior to such inspection a nondisclosure agreement in a form which GSI shall reasonably request. Neither Millipore nor any of its representatives shall disclose any information acquired as a result of any such inspection to any person or entity or use any such information other than in connection with a review of royalties paid by GSI hereunder or enforcement of Millipore's rights hereunder.

          5. Millipore represents and warrants to GSI as follows:


          (a) Millipore will not release any rights to practice the intellectual property licensed to Millipore under the PDI License Agreement without GSI's prior written consent.

          (b) Following transfer of the assets of the Business to GSI, GSI will not have any obligation to PDI with respect to such assets, the Products or the PDI License Agreement, and GSI's sole obligation and liability to Millipore in






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          connection with the use or sale of such assets (including, without limitation, the use of intellectual property licensed to Millipore under the PDI License Agreement) or the sale of Products shall be the payment of the royalties required hereunder, provided that GSI shall provide Millipore with the written report of sales and calculation of royalties required by paragraph 3 for the quarter in which this Agreement is signed covering all sales in such quarter by GSI beginning with sales on the date hereof.

          6. All obligations with respect to the payment of all royalties due to PDI under the PDI License Agreement have expired. Millipore agrees to indemnify and hold GSI harmless with respect to all claims by PDI for royalties due under the PDI License Agreement.

          7. This Royalty Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts.

          IN WITNESS WHEREOF, GSI and Millipore have executed this Agreement as of the date first above written.

                                             GENOMIC SOLUTIONS, INC.


                                             By: /s/ Jeffrey S. Williams
                                                ------------------------------
                                             Name:   Jeffrey S. Williams
                                             Title:  President and CEO


                                             MILLIPORE CORPORATION


                                             By: /S/ Francis J. Lungen
                                                ------------------------------
                                             Name:   Francis J. Lungen
                                             Title:  VP & CEO




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